Exhibit 99.1

Ascent Media Corporation Changes Name to Ascent Capital Group, Inc.

Englewood, Colorado – July 7, 2011 - Ascent Media Corporation (Nasdaq: ASCMA) today announced that it has changed its name to Ascent Capital Group, Inc. The company will continue to trade on the Nasdaq Global Stock Market under its current ticker symbol ASCMA. The name change does not affect the company’s ownership structure or day-to-day operations.

The company believes that the new name better reflects its current business profile and objectives following the recent sales of its media assets and the acquisition of Monitronics International, Inc., one of the nation’s largest, fastest-growing home security alarm monitoring companies.

Shareholders do not need to take any action with regard to the name change. Registered shareholders who would like to exchange their shares certificates for new Ascent Capital Group, Inc. share certificates may do so by contacting the Company’s transfer agent: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, Telephone: (877) 453-1510.

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiaries, including Monitronics, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com